Exhibit (a)(5)(i)


For immediate release
Thursday 15th June, 2000


On Wednesday 14 June, 2000, Invensys Holdings p1c, an indirect wholly owned subsidiary of Invensys p1c. purchased through its agent Goldman Sachs International 500,000 of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.